Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2011 Financial Results

CHICAGO, Oct. 26, 2011—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third-quarter 2011 financial results. The company reported consolidated revenue of $160.1 million in the third quarter of 2011, a 14.5% increase from $139.8 million in the third quarter of 2010. Consolidated operating income was $33.9 million in the third quarter of 2011, an increase of 12.3% compared with $30.2 million in the same period a year ago. Net income was $21.4 million, or 42 cents per diluted share, compared with $24.7 million, or 49 cents per diluted share, in the third quarter of 2010. The company’s 2010 third-quarter earnings included an after-tax gain of $3.2 million, or 7 cents per share, related to increasing its ownership interest in Morningstar Denmark.

Excluding acquisitions and the effect of foreign currency translations, revenue rose 11.2%. Third-quarter results included $0.9 million in revenue from acquisitions. Foreign currency translations had a favorable effect of $3.7 million. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first nine months of 2011, revenue was $472.8 million, an increase of 17.0% compared with $404.2 million in the same period in 2010. Revenue for the first nine months of the year included $15.0 million from acquisitions and $9.9 million from foreign currency translations. Excluding acquisitions and foreign currency translations, revenue rose 10.8%. Consolidated operating income increased 17.5% to $104.3 million in the first nine months of 2011, compared with $88.8 million in the first nine months of 2010. Net income was $70.4 million, or $1.37 per diluted share, in the first nine months of 2011, compared with $62.9 million, or $1.24 per diluted share, in the same period in 2010.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue rose about 11% during the third quarter, which is consistent with the growth trends we’ve had throughout the year. Investment Consulting and Morningstar Direct were the primary growth drivers in the quarter, followed by Integrated Web Tools and Structured Credit Ratings. However, operating expense rose because of higher compensation costs, including bonus expense.

“During the quarter, we held our second annual ETF Invest conference in Chicago, with very strong attendance. We aim to be the leading provider of ETF data and research, and we also announced plans to research and rank ETF managed portfolios. Within our Investment Management division, we added several new strategies to the Morningstar Managed Portfolios offering. And, we added sophisticated asset allocation functionality to the Morningstar Direct research platform for institutional investors.”

Mansueto added, “I’m also pleased to announce that we’ve hired Greg Goff to be our chief technology officer. Greg joins us from The Nielsen Company, where he served as senior vice president of global platform technology. He has experience managing large data sets and integrating diverse platforms, and we’re thrilled to have him on board.”

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which earn more than 60% of their revenue from asset-based fees.

Revenue: In the third quarter of 2011, revenue in the Investment Information segment was $125.8 million, an increase of $13.7 million, or 12.3%, including $0.9 million from acquisitions. Revenue in the Investment Management segment was $34.2 million, an increase of $6.5 million, or 23.4%.

Revenue from international operations was $47.3 million in the third quarter of 2011, an increase of 18.5% from the same period a year ago. Foreign currency translations contributed $3.7 million to international revenue. Excluding foreign currency translations, international revenue rose 9.3%.

For the first nine months of 2011, international revenue increased $25.8 million, or 22.9%, including $5.6 million from acquisitions. Foreign currency translations had a favorable effect of $9.9 million. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $33.9 million in the third quarter of 2011, a 12.3% increase from the same period in 2010. Operating expense rose $16.5 million, or 15.1%. The company completed seven acquisitions in 2010. Because of the timing of these acquisitions, results for both periods in 2011 include operating expense that did not exist in the same periods in 2010.

Approximately half of the increase in total operating expense was due to higher salaries, reflecting salary increases made in July, and, to a lesser extent, additional headcount. The headcount growth includes about 30 employees hired in July in the United States as part of the Morningstar Development Program, a two-year rotational training program for entry-level college graduates.

Incentive compensation and employee benefits costs represented approximately 35%, or $5.7 million, of the overall operating expense increase. Higher depreciation and amortization contributed an additional $1.1 million to the operating expense increase in the third quarter of 2011, partly from recent acquisitions. In the third quarter, the company capitalized $1.6 million of operating expense, primarily for software development within the LIM commodity data business, Structured Credit Ratings, and Morningstar Direct.

Morningstar had approximately 3,395 employees worldwide as of Sept. 30, 2011, compared with 3,165 as of Sept. 30, 2010. Headcount was higher year over year mainly because of continued hiring in the company’s development centers in China and India, as well as in the United States.

The company’s operating margin was 21.2% in the third quarter of 2011, a slight decrease compared with the same period in 2010. The margin decline primarily reflects higher employee benefits expense as a percentage of revenue. Capitalized operating expense contributed 1.0 percentage point to the margin in the third quarter, partially offsetting the decrease. In the first nine months of 2011, operating margin was 22.1%, a slight increase compared with 22.0% in the first nine months of 2010.

Non-Operating Income (Expense):  In the third quarter of 2010, the company acquired an additional 75% ownership interest in Morningstar Denmark, increasing its ownership to 100%. In conjunction with this acquisition, the company recorded a non-cash gain of $5.1 million and related non-cash income tax expense of $1.9 million. The gain, net of tax, increased net income by $3.2 million, or 7 cents per diluted share, in the quarter, and 6 cents per diluted share in the year-to-date period of 2010. This gain did not recur in 2011.

Effective Tax Rate: Morningstar’s effective tax rate in the third quarter of 2011 was 36.6%, an increase of 4.0 percentage points compared with the prior-year period. In the third quarter of 2010, the company’s effective tax rate was 32.6%, which includes a benefit related to non-U.S. income taxes. Year to date, the company’s effective tax rate was 33.6%, a decrease of 0.9 percentage points. The year-to-date effective tax rate primarily reflects the positive effect of higher estimated tax benefits and incentives, most of which relate to prior years.

Free Cash Flow:  Morningstar generated free cash flow of $38.9 million in the third quarter of 2011, reflecting cash provided by operating activities of $45.2 million and approximately $6.3 million of capital expenditures.

Cash provided by operating activities rose $9.9 million, reflecting a positive cash flow effect primarily generated from higher accrued bonus and income tax liabilities, as well as changes in other operating assets and liabilities. Capital expenditures were $2.4 million higher in the quarter.

In the first nine months of 2011, Morningstar generated free cash flow of $91.6 million, reflecting cash provided by operating activities of $106.3 million and capital expenditures of $14.7 million. Cash provided by operating activities in the first nine months of 2011 increased $26.0 million, reflecting the positive effect of changes in operating assets and liabilities and higher net income (adjusted for non-cash items), partially offset by a $16.1 million increase in bonuses paid in the first quarter of 2011.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Sept. 30, 2011, Morningstar had cash, cash equivalents, and investments of $433.0 million, compared with $365.4 million as of Dec. 31, 2010. In the third quarter of 2011, the company used $28.4 million of cash for its stock repurchase program. Of the $100 million authorized under the program,

Morningstar has purchased 646,682 shares for $35.9 million as of Sept. 30, 2011. On Oct. 31, 2011, the company expects to pay approximately $2.5 million for its regular quarterly dividend. It expects to make capital expenditures of approximately $3 million to $5 million in the fourth quarter of 2011.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar.com®, including Premium Memberships and Internet advertising sales; and Morningstar DirectSM.

•                  Revenue was $125.8 million in the third quarter of 2011, up 12.3% from $112.1 million in the third quarter of 2010.

•                  Acquisitions contributed revenue of $0.9 million in the third quarter of 2011.

•                  Morningstar Direct, Integrated Web Tools, and Structured Credit Ratings drove most of the revenue increase. Morningstar Advisor Workstation (including Morningstar Office) and Licensed Data also contributed to the increase. Licenses for Morningstar Direct rose 30% to 5,726. Premium Membership subscriptions for Morningstar.com fell 4.3%. Principia subscriptions were down 5.8% to 31,318, and Advisor Workstation licenses rose slightly to 155,833.

•                  Operating income was $31.4 million in the third quarter of 2011, compared with $32.8 million in the same period in 2010. Operating expense in this segment rose $15.1 million, or 19.1%, with approximately 80% of the increase from compensation-related expense, including higher salaries, employee benefits, bonus, and commission expense.

•                  Operating margin was 25.0% in the third quarter of 2011 versus 29.3% in the prior-year period. The margin decline primarily reflects higher salary, benefits, and bonus expense as a percentage of revenue.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $34.2 million in the third quarter of 2011, a 23.4% increase from $27.8 million in the same period in 2010.

•                  Investment Consulting was the primary driver of the segment revenue growth. Retirement Solutions and Morningstar Managed Portfolios also made positive contributions, but to a lesser extent.

•                  Assets under advisement and management for Investment Consulting were $128.1 billion as of Sept. 30, 2011, up 21.2% compared with $105.7 billion as of Sept. 30, 2010. The increase reflects additional assets for an existing client’s fund-of-funds program for which Morningstar now receives asset-based fees. Assets under advisement and management for Retirement Solutions rose to $36.3 billion as of Sept. 30, 2011, versus $31.6 billion as of Sept. 30, 2010. Assets under management for Morningstar Managed Portfolios increased to $2.8 billion as of Sept. 30, 2011, compared with $2.5 billion as of Sept. 30, 2010.

•                  Operating income was $18.1 million in the third quarter of 2011, an increase of 33.6% compared with the third quarter of 2010. Operating expense in the segment was $16.1 million, an increase of $1.9 million, or 13.7%, primarily reflecting higher operating expense for operations outside of the United States as well as higher compensation expense and professional fees in the United States.

•                  Operating margin was 52.7% in the third quarter of 2011 versus 48.7% in the prior-year period. The higher margin mainly reflects lower salary, bonus, and commission expense as a percentage of revenue.

Intangible Amortization and Corporate Depreciation Expense:  Intangible amortization, which represents the majority of the expense in this category, was $6.9 million in the third quarter of 2011, an increase of $0.7 million compared with the same period in 2010. Corporate depreciation expense was $1.9 million in the third quarter, essentially unchanged from the prior-year period.

Corporate Unallocated:  This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $6.8 million in the quarter, a decrease of $1.3 million, or 15.7%, because the company capitalized $1.6 million of operating expense in the quarter for software development. Lower professional fees also contributed to the decrease, but to a lesser extent.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 330,000  investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 5 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $167 billion in assets under advisement and management as of Sept. 30, 2011. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including ongoing economic weakness and uncertainty; the effect of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; the increasing concentration of data and development work carried out at our offshore facilities in China and India; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to successfully integrate acquisitions; challenges faced by our non-U.S. operations; and a prolonged outage of our database and network facilities. A more complete description of these risks and uncertainties can be found in our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined,”or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2011 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in thousands, except per share amounts)	2011	2010	change		2011	2010	change

Revenue	$160,051	$139,817	14.5%		$472,829	$404,198	17.0%
Operating expense(1):
Cost of goods sold	48,074	40,713	18.1%		133,929	114,767	16.7%
Development	13,482	12,703	6.1%		39,151	35,491	10.3%
Sales and marketing	27,253	22,881	19.1%		80,502	69,877	15.2%
General and administrative	26,431	23,462	12.7%		83,255	67,211	23.9%
Depreciation and amortization	10,947	9,897	10.6%		31,712	28,082	12.9%
Total operating expense	126,187	109,656	15.1%		368,549	315,428	16.8%
Operating income	33,864	30,161	12.3%		104,280	88,770	17.5%
Operating margin	21.2%	21.6%	(0.4pp)		22.1%	22.0%	0.1pp

Non-operating income (expense), net:
Interest income, net	797	512	55.7%		1,142	1,692	(32.5%	)
Other income (expense), net	(1,376)	5,694	NMF		(938)	4,356	NMF
Non-operating income (expense), net	(579)	6,206	NMF		204	6,048	(96.6%	)

Income before income taxes and equity in net income of unconsolidated entities	33,285	36,367	(8.5%	)	104,484	94,818	10.2%
Income tax expense	12,343	11,917	3.6%		35,585	33,137	7.4%
Equity in net income of unconsolidated entities	428	333	28.5%		1,397	1,176	18.8%
Consolidated net income	21,370	24,783	(13.8%)		70,296	62,857	11.8%
Net (income) loss attributable to noncontrolling interests	10	(106)	NMF		106	10	NMF
Net income attributable to Morningstar, Inc.	$21,380	$24,677	(13.4%)		$70,402	$62,867	12.0%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.42	$0.50	(16.0%	)	$1.40	$1.27	10.2%
Diluted	$0.42	$0.49	(14.3%	)	$1.37	$1.24	10.5%
Weighted average common shares outstanding:
Basic	50,278	49,401			50,082	49,157
Diluted	51,123	50,544			51,071	50,453

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,117	$960	$3,068	$2,582
Development	545	517	1,588	1,359
Sales and marketing	489	469	1,392	1,358
General and administrative	1,800	1,799	5,395	5,038
Total stock-based compensation expense	$3,951	$3,745	$11,443	$10,337

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended September 30			Nine months ended September 30
	2011	2010	change	2011	2010	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	30.0%	29.1%	0.9pp	28.3%	28.4%	(0.1)pp
Development	8.4%	9.1%	(0.7)pp	8.3%	8.8%	(0.5)pp
Sales and marketing	17.0%	16.4%	0.6pp	17.0%	17.3%	(0.3)pp
General and administrative	16.5%	16.8%	(0.3)pp	17.6%	16.6%	1.0pp
Depreciation and amortization	6.8%	7.1%	(0.3)pp	6.7%	6.9%	(0.2)pp
Total operating expense(2)	78.8%	78.4%	0.4pp	77.9%	78.0%	(0.1)pp
Operating margin	21.2%	21.6%	(0.4)pp	22.1%	22.0%	0.1pp

	Three months ended September 30			Nine months ended September 30
	2011	2010	change	2011	2010	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.7%	—	0.6%	0.6%	—
Development	0.3%	0.4%	(0.1)pp	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.1%	1.3%	(0.2)pp	1.1%	1.2%	(0.1)pp
Total stock-based compensation expense(2)	2.5%	2.7%	(0.2)pp	2.4%	2.6%	(0.2)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2011	2010	2011	2010

Operating activities
Consolidated net income	$21,370	$24,783	$70,296	$62,857
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	10,947	9,897	31,712	28,082
Deferred income tax (benefit) expense	(2,013)	2,781	(1,559)	1,769
Stock-based compensation expense	3,951	3,745	11,443	10,337
Equity in net income of unconsolidated entities	(428)	(333)	(1,397)	(1,176)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(1,450)	(680)	(7,621)	(4,885)
Holding gain upon acquisition of additional ownership of equity method investments	—	(5,073)	—	(5,073)
Other, net	2,700	(765)	2,683	977
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,020)	(639)	(403)	(7,254)
Other assets	1,388	(1,997)	1,996	(2,508)
Accounts payable and accrued liabilities	(15)	(834)	(5,275)	2,025
Accrued compensation	11,286	8,884	(3,242)	(2,270)
Deferred revenue	(7,579)	(9,115)	618	(1,938)
Income taxes - current	6,700	4,564	9,442	309
Deferred rent	(327)	522	(984)	442
Other liabilities	(350)	(460)	(1,393)	(1,384)
Cash provided by operating activities	45,160	35,280	106,316	80,310
Investing activities
Purchases of investments	(83,051)	(42,515)	(281,698)	(128,043)
Proceeds from maturities and sales of investments	55,061	46,816	205,421	177,197
Capital expenditures	(6,271)	(3,862)	(14,689)	(7,701)
Acquisitions, net of cash acquired	(269)	(21,242)	300	(88,697)
Other, net	90	(59)	875	830
Cash used for investing activities	(34,440)	(20,862)	(89,791)	(46,414)
Financing activities
Proceeds from stock-option exercises, net	1,978	1,557	6,630	5,207
Excess tax benefits from stock-option exercises and vesting of restricted stock units	1,450	680	7,621	4,885
Common shares repurchased	(28,417)	—	(28,526)	—
Dividends paid	(2,528)	—	(7,539)	—
Other, net	(149)	(734)	(363)	(529)
Cash provided by (used for) financing activities	(27,666)	1,503	(22,177)	9,563
Effect of exchange rate changes on cash and cash equivalents	(3,807)	5,574	(254)	1,917
Net increase (decrease) in cash and cash equivalents	(20,753)	21,495	(5,906)	45,376
Cash and cash equivalents—Beginning of period	195,023	154,377	180,176	130,496
Cash and cash equivalents—End of period	$174,270	$175,872	$174,270	$175,872

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2011	2010	2011	2010

Cash provided by operating activities	$45,160	$35,280	$106,316	$80,310
Less: Capital expenditures	(6,271)	(3,862)	(14,689)	(7,701)
Free cash flow	$38,889	$31,418	$91,627	$72,609

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30	December 31
($000)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$174,270	$180,176
Investments	258,749	185,240
Accounts receivable, net	110,444	110,891
Deferred tax asset, net	3,814	2,860
Income tax receivable, net	10,045	10,459
Other	16,076	17,654
Total current assets	573,398	507,280

Property and equipment, net	63,703	62,105
Investments in unconsolidated entities	24,761	24,262
Goodwill	319,367	317,661
Intangible assets, net	147,311	169,023
Other assets	5,726	5,971
Total assets	$1,134,266	$1,086,302

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$42,184	$42,680
Accrued compensation	59,908	62,404
Deferred revenue	146,877	146,267
Other	322	1,373
Total current liabilities	249,291	252,724

Accrued compensation	5,427	4,965
Deferred tax liability, net	17,490	19,975
Other long-term liabilities	25,930	27,213
Total liabilities	298,138	304,877
Total equity	836,128	781,425
Total liabilities and equity	$1,134,266	$1,086,302

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30				Nine months ended September 30
($000)	2011	2010	change		2011	2010	change

Revenue
Investment Information	$125,804	$112,055	12.3%		$374,319	$324,600	15.3%
Investment Management	34,247	27,762	23.4%		98,510	79,598	23.8%
Consolidated revenue	$160,051	$139,817	14.5%		$472,829	$404,198	17.0%

Revenue—U.S.	$112,790	$99,933	12.9%		$334,395	$291,529	14.7%
Revenue—International	$47,261	$39,884	18.5%		$138,434	$112,669	22.9%

Revenue—U.S. (percentage of consolidated revenue)	70.5%	71.5%	(1.0)pp		70.7%	72.1%	(1.4)pp
Revenue—International (percentage of consolidated revenue)	29.5%	28.5%	1.0pp		29.3%	27.9%	1.4pp

Operating income (loss)(1)
Investment Information	$31,426	$32,811	(4.2%	)	$100,830	$96,099	4.9%
Investment Management	18,062	13,523	33.6%		53,599	41,137	30.3%
Intangible amortization and corporate depreciation expense	(8,788)	(8,064)	9.0%		(25,565)	(22,930)	11.5%
Corporate unallocated	(6,836)	(8,109)	(15.7%	)	(24,584)	(25,536)	(3.7%	)
Consolidated operating income	$33,864	$30,161	12.3%		$104,280	$88,770	17.5%

Operating margin(1)
Investment Information	25.0%	29.3%	(4.3)pp		26.9%	29.6%	(2.7)pp
Investment Management	52.7%	48.7%	4.0pp		54.4%	51.7%	2.7pp
Consolidated operating margin	21.2%	21.6%	(0.4)pp		22.1%	22.0%	0.1pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of September 30
	2011	2010		% change
Our employees
Worldwide headcount (approximate)	3,395	3,165		7.3%
Number of worldwide equity and credit analysts	161	143	(1)	12.6%
Number of worldwide fund analysts	109	99	(2)	10.1%

Our business
Investment Information
Morningstar.com Premium subscriptions (U.S.)	133,734	139,677	(2)	(4.3%	)
Registered users for Morningstar.com (U.S.)	6,891,406	6,226,554		10.7%
U.S. Advisor Workstation and Morningstar Office licenses	155,833	154,403		0.9%
Principia subscriptions	31,318	33,252		(5.8%	)
Morningstar Direct licenses	5,726	4,403		30.0%

Investment Management
Assets under advisement and management
Investment Consulting	$128.1 bil	$105.7 bil	(3)	21.2%
Retirement Solutions(4)	$36.3 bil	$31.6 bil		14.9%
Morningstar Managed Portfolios	$2.8 bil	$2.5 bil		12.0%

(1) Revised to include structured credit analysts

(2) Revised

(3) Revised; in addition, Ibbotson Australia is now included in the total.

(4) Revised to include Plan Sponsor Advice.

	Three months ended September 30		Nine months ended September 30
($000)	2011	2010	2011	2010
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$33,285	$36,367	$104,484	$94,818
Equity in net income of unconsolidated entities	428	333	1,397	1,176
Net (income) loss attributable to noncontrolling interests	10	(106)	106	10
Total	$33,723	$36,594	$105,987	$96,004
Income tax expense	$12,343	$11,917	$35,585	$33,137
Effective tax rate	36.6%	32.6%	33.6%	34.5%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Morningstar includes an acquired operation as part of revenue and expense from acquisitions for 12 months after we complete the acquisition. Operating expense related to acquisitions also includes amortization of intangible assets, professional fees, and expense related to vacant office space incurred as part of the acquisition process. It’s important to note that it’s difficult to precisely quantify the amount of operating expense from acquisitions.  Morningstar doesn’t always maintain acquired operations as stand-alone businesses, and the company often integrates administrative or other functions with existing operations.

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended September 30			Nine months ended September 30
($000)	2011	2010	% change	2011	2010	% change

Consolidated revenue	$160,051	$139,817	14.5%	$472,829	$404,198	17.0%
Less: acquisitions	(908)	—	NMF	(15,020)	—	NMF
Favorable impact of foreign currency translations	(3,683)	—	NMF	(9,936)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$155,460	$139,817	11.2%	$447,873	$404,198	10.8%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended September 30			Nine months ended September 30
($000)	2011	2010	% change	2011	2010	% change

International revenue	$47,261	$39,884	18.5%	$138,434	$112,669	22.9%
Less: acquisitions	—	—	n/a	(5,561)	—	NMF
Favorable impact of foreign currency translations	(3,683)	—	NMF	(9,936)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$43,578	$39,884	9.3%	$122,937	$112,669	9.1%

The following table summarizes the change in operating expense:

	Three months ended September 30			Nine months ended September 30
($000)	2011	2010	$ change	2011	2010	$ change
Total operating expense	$126,187	$109,656	$16,531	$368,549	$315,428	$53,121

Acquisitions			$476			$13,274
Unfavorable impact of foreign currency translations			3,353			9,127
All other changes in operating expense			12,702			30,720
Total			$16,531			$53,121

The table below shows the period in which we included each acquired operation in revenue and expense from acquisitions:

Acquisition	Date of acquisition	2011 revenue and expense from acquisitions
Footnoted business of Financial Fineprint Inc.	February 1, 2010	January 1 through January 31, 2011
Aegis Equities Research	April 1, 2010	January 1 through March 31, 2011
Old Broad Street Research Ltd.	April 12, 2010	January 1 through April 11, 2011
Realpoint, LLC	May 3, 2010	January 1 through May 2, 2011
Morningstar Danmark A/S	July 1, 2010	January 1 through June 30, 2011
Seeds Group	July 1, 2010	January 1 through June 30, 2011
Annuity intelligence business of Advanced Sales and Marketing Corporation	November 1, 2010	January 1 through September 30, 2011